Exhibit 3.1

[SEAL]  DEAN HELLER
        Secretary of State
        204 North Carson Street, Suite 1
        Carson City, Nevada 89701-4299
        (775) 684-5708
        Website: secretaryofstate.biz

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             CERTIFICATE OF AMENDMENT
        (PURSUANT TO NRS 78.385 and 78.390)
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              Certificate of Amendment to Articles of Incorporation
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                         For Nevada Profit Corporations
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           (Pursuant to NRS 78.385 and 78.390-After Issuance of Stock)

1. Name of corporation: Zeolite Exploration Company

2. The articles have been amended as follows (provide article numbers, if available):

The FOURTH article of the Articles of Incorporation shall hereby read as follows:

The maximum number of shares of all classes which the corporation is authorized to have outstanding is one hundred million (100,000,000) shares, of common stock, all par value $0.00001 per share. The holders of stock shall have such rights, preferences and privileges as may be determined prior to the issuance of such shares by the Board of Directors. On the filing date of this Certificate of Amendment, each two (2) shares of common stock outstanding shall be changed into one (1) share of said common stock (the "Reverse Stock Split"). The Reverse Stock Split shall not change the par value of the common stock, nor change the authorized number of shares of common stock. Fractional shares shall not be issued, but shall be rounded up to the next whole number.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the *articles of incorporation have voted in favor of the amendment is:
4,950,000 of 6,275,000 shares.
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4. Effective date of filing (optional): February 13, 2006
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         (must not be later than 90 days after the certificate is filed)


5. Officer Signature (required): /s/ Timothy P. Halter
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*If any proposed  amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.


                                  Nevada secretary of State AM 78.385 Amend 2003 Revised on: 09/29/05